ORDER FOR (1) RESTRAINT OF ASSETS, (2) DISCLOSURE OF

INFORMATION, (3) PRESERVATION OF DOCUMENTS AND (4)

RESTRICTION ON COMMUNICATION

IN THE HIGH COURT OF JUSTICE CHANCERY DIVISION	Claim No: HC01C05440

[9th] July 2003]

{COURT SITTING IN PRIVATE}

THE HONOURABLE MR JUSTICE [ Lewison ]

BETWEEN:

WESTMINSTER CITY COUNCIL

Applicant/Claimant

- and -

(1) DAME SHIRLEY PORTER

(2) DAVID PETER WEEKS

Defendants

- and -

JOHN ROBERT PORTER

Respondent

/ORDER

JOHN ROBERT PORTER of 34 Rue de la Concorde, 1050 Brussels, Belgium

PENAL NOTICE

IF YOU, THE WITHIN NAMED JOHN ROBERT PORTER, DISOBEY THIS ORDER YOU MAY BE HELD TO BE IN CONTEMPT OF COURT AND LIABLE TO IMPRISONMENT OR FINED OR YOUR ASSETS SEIZED.

ANY OTHER PERSON WHO KNOWS OF THIS ORDER AND DOES ANYTHING WHICH HELPS OR PERMITS THE RESPONDENT TO BREACH THE TERMS OF THIS ORDER MAY ALSO BE HELD TO BE IN CONTEMPT OF COURT AND MAY BE IMPRISONED FINED OR HAVE THEIR ASSETS SEIZED.

IMPORTANT

NOTICE TO RESPONDENT

You should read the terms of this Order and the Guidance Notes very carefully. You are advised to consult a solicitor as soon as possible.

This Order requires you (1) to restrain from dealing with certain assets of the First Defendant (as defined below), (2) to provide information to the Applicant’s/Claimant’s solicitors by letter by 16 July 2005 and then by affidavit by 6 August 2003 (3) to preserve documentation (as defined below) and (4) not to inform any one of this Order (subject as below).

You have the right to ask the Court to vary or discharge this Order.

If you disobey this Order, you may be found guilty of contempt of Court and may be sent to prison or fined.

THE ORDER

An application was made today [9 July 2003] by Counsel for the Applicant/Claimant to Mr Justice [Lewison] who heard the application. The Judge read the affidavits listed in Schedule A and accepted the undertakings set out in Schedule B at the end of this Order.

As a result of the application

IT IS ORDERED THAT until [1 October 2003] (“the Return Date”)

Definitions

1.	For the purpose of this Order, the First Defendant’s assets include:

(1)	any asset which she has the power, directly or indirectly, jointly or singularly, to dispose of or deal with as if it were her own, including for the avoidance of doubt any asset under a trust, settlement, company, stiftung, anstalt or other entity under which she is a

5.	The Respondent be restrained, whether by himself or his employees, servants or agents, either directly or indirectly, from:

(1)	in any way dealing with, and/or

(2)	carrying out or attempting to carry out any transaction relating to and/or concerning, and/or

(3)	in any way disposing of, and/or

(4)	diminishing the value of, and/or

(5)	otherwise dissipating

any of the First Defendants’ assets as defined in paragraph 1 above which are in the Respondent’s custody, care or power, whether they are inside or outside England and Wales.

6.	The prohibition in paragraphs 4 and 5 above covers but is not limited to any interest of the First Defendant in the following assets in particular:

(1)	any asset which she has the power, directly or indirectly, jointly or singularly, to dispose of or deal with as if it were her own, including for the avoidance of doubt any asset under a trust, settlement, company, stiftung, anstalt or other entity under which she is a beneficiary, whether discretionary or otherwise. The First Defendant is to be regarded as having such power if a third party holds or controls directly or indirectly the asset, whether under a trust, settlement, company, stiftung, anstalt or other entity which holds and manages any such asset, in accordance with the First Defendant’s direct or indirect instructions or expression of wishes, whether sole or joint with another;

(2)	any asset held in a blind trust under which the First Defendant may be added as a beneficiary by a power exercisable by the trustees, settlor, protector or other third party;

(3)	any asset of Whitecoast Investments Limited including but not limited to monies held in its account at Credit Suisse Guernsey Limited A/C No.33107.51.

7.

Provision of information and documentation

8.	The Respondent must provide in the manner and within the time set out in paragraph 9 below the following information insofar as is known to or best remembered by him:

(1)	Details of all business and/or financial dealings and transactions between the First Defendant and the Respondent for the period 1 January 1994 to the present day, including any payments or loans, whether for investment purposes or otherwise, which the First Defendant may have made directly or indirectly, and whether alone or jointly with others, to the Respondent or any companies associated with the Respondent and any payments or repayments made by the Respondent to or for the benefit of the First Defendant.

(2)	Details of all transactions from 1 January 1994 to the present day relating to any asset of the First Defendant (as defined in paragraph 1 above):

(a)	the date when each such transaction took place;

(b)	the identity of the Person or Persons who provided advice and/or related assistance in respect of each such transaction;

(c)	the Person from whom, and to whom, the First Defendant’s asset (as defined in paragraph 1 above) was transferred as part of the transaction;

(d)	the value, as at the date of the transaction and, if known, the date of this Order, of the asset which was the subject of the transaction;

(e)	the purpose for which each transaction took place.

(3)	Without prejudice to the generality of the Order in paragraph 8(2) above, the Respondent is to provide details of the following:

(a)	All business and/or financial dealings and transactions involving Whitecoast Investments Limited from 22 April 1996 (the date of its incorporation) to the present day.

(b)	All loan arrangements from 22 April 1996 to the present day between Whitecoast Investments Limited and

(4)	Details of each Person (including the Respondent) who or which has provided financial advice and/or related assistance in relation to any of the First Defendant’s assets (as defined in paragraph 1 above), including details of the date, nature and extent of such financial advice and/or related assistance.

(5)	Details of each asset of the First Defendant (as defined in paragraph 1 above) with a value of £100,000 or more.

(6)	In relation to each trust, settlement, company, stiftung, anstalt or other entity which holds or manages an asset or assets of the First Defendant, whether directly or indirectly, in the manner set out in paragraph 1 above including any blind trust under which the First Defendant may be added as a beneficiary by a power exercisable by the trustees, settlor, protector or other third party, the Respondent must:

(a)	state the name of each such entity;

(b)	state its address for service of legal proceedings;

(c)	state the names and addresses of all persons who have operated each such entity from 1 January 1994 onwards;

(d)	specify the interest and/or involvement of the First Defendant in such entity; and

(e)	identify any and all requests made, wishes expressed and/or instructions given by or on behalf of the First Defendant from 1 January 1994 to the present day in relation to the asset or assets held directly or indirectly by such entity.

9.	The Respondent must provide the information identified in paragraph 8 above by letter by 16 July xxx and then by way of an affidavit served on the Claimant’s/Applicant’s solicitors xxx and exhibiting a copy of all documents (including but not limited to computer files and databases or information held on microfiche) in his possession or control (wherever those documents are located, i.e. whether within or outside England and Wales) which are relevant to the questions raised in paragraph 8 above and the Respondent’s answers thereto.

10.	In addition, the Respondent must exhibit to the affidavit referred to in paragraph 9 above copies of all correspondence, attendance notes and emails and other documentation, whether held electronically or otherwise, sent to, or sent by, the First Defendant and/or otherwise relating to the First Defendant’s financial affairs and which are within the Respondent’s power, possession or control.

11.	Insofar as the Respondent is no longer in possession or control of any document referred to in paragraphs 9 and 10 above, the Respondent must in the said affidavit provide full details of when he lost control or possession of the document and the reasons and circumstances in which the document is no longer in the Respondent’s possession or control and the name and address of the Person presently holding the document, if any.

12.	If there exists any documentation or information which would otherwise fall within the ambit of paragraphs 9 and 10 above, but in respect of which the Respondent claims a right or duty to withhold providing such documentation or information, the Respondent must identify the relevant documentation and state the basis for asserting such a right or duty. For the avoidance of doubt, the Respondent is not permitted to refuse to provide such documentation or information on the grounds of a duty of confidentiality owed to the First Defendant or to Whitecoast Investments Limited.

Preservation of documents

13.	Until the Return Date or further Order of this Court in the meantime the Respondent must not destroy, damage, tamper with, cancel or part with possession, power, custody or control of any document (including but not limited to computer files and databases or information held no microfiche, correspondence, emails and notes of conversations and/or meetings) in his possession or control (wherever those documents are located, i.e. whether within or outside England and Wales) which are relevant to the questions raised in paragraph 8 above and the Respondent’s answers thereto.

Restriction on communication

14.	Except for the purpose of obtaining legal advice and communicating with the Court about this Order, the Respondent or anyone else with knowledge of this Order must not directly or indirectly inform any other Person of this application or the existence and/or contents of this Order, or warn anyone that proceedings may be brought against that Person by the Applicant/Claimant until the Return Date or further Order of this Court in the meantime.

Service

15.	The Applicant / Claimant may serve this Order on the Respondent at (i) 34 Rue De La Concorde, 1050 Brussels, Belgium and/or (ii) such other place at which he may be found.

Variation or discharge of this Order

(4)	The Respondent (or anyone notified of this Order) may apply to the Court at any time to vary or discharge this Order (or so much of it as affects him), but he must first give 24 hours notice in writing to the Applicant’s / Claimant’s solicitors.

Persons outside England and Wales

(5)	Except as provided in paragraph (6) below, the terms of this Order do not affect or concern anyone outside the jurisdiction of this Court.

(6)	The terms of this Order will affect the following persons in a country or state outside the jurisdiction of this Court:

(a)	the Respondent;

(b)	any person who:

(i)	is subject to the jurisdiction of this Court;

(ii)	has been given written notice of this Order at his residence or place of business within the jurisdiction of this Court; and

(iii)	is able to prevent acts or omissions outside the jurisdiction of this Court which constitute or assist in a breach of the terms of this Order; and

(c)	any other person, only to the extent that this Order is declared enforceable by or is enforced by the courts of that country or state.

Assets located outside England and Wales

(7)	Nothing in this Order shall, in respect of assets located outside England and Wales, prevent any third party from complying with:

(a)	what it reasonably believes to be its obligations, contractual or otherwise, under the laws and obligations of the country or state in which those assets are situated or under the proper law of any contract between itself and the Respondent; and

(b)	any orders of the courts of that country and state provided that reasonable notice of any application for such an order is given to the Applicants/Claimants’ solicitors.

Communications with the Court

(8)	All communications to the Court about this Order should be sent to Room TM 505, Royal Courts of Justice, Strand, London WC2A 2LL quoting the case number. The telephone number is 0207 947 6754. The offices are open between 10 am and 4.30 pm Monday to Friday.

SCHEDULE A

The Claimant / Applicant relied upon the following affidavits:

1.	John Michael Fordham’s First Affidavit sworn on 27 December 2001.

2.	John Michael Fordham’s Fourth Affidavit sworn on 9 July 2003.

SCHEDULE B

Undertakings given to the Court by the Applicant / Claimant:

1.	Anyone notified of this Order will be given a copy of it by the Applicant’s / Claimant’s solicitors.

2.

3.	If for any reason this Order ceases to have effect, the Applicant / Claimant will forthwith take all reasonable steps to inform, in writing, any person or company, to whom it has given notice of this Order, or who it has reasonable grounds for supposing may act upon this Order, that it has ceased to have effect.

4.	XXX

5.	XXX

J M Fordham

Fourth Affidavit

Claimant

9 July 2003

Exhibit “JMF 4”

CLAIM NO.HC01C05440

IN THE HIGH COURT OF JUSTICE

CHANCERY DIVISION

BETWEEN:

WESTMINSTER CITY COUNCIL

Claimant

and

(1) DAME SHIRLEY PORTER

(2) DAVID PETER WEEKS

Defendants

JOHN ROBERT PORTER

Respondent

FOURTH AFFIDAVIT OF

JOHN MICHAEL FORDHAM

I, JOHN MICHAEL FORDHAM, Solicitor of the Supreme Court, of One St. Paul’s Churchyard, London EC4M 8SH, state on oath:

1.	I am a solicitor and partner in the firm of Stephenson Harwood of the above address. I have the conduct of this matter on behalf of the Claimant, Westminster City Council (“the Council”), and am authorised by the Council to make this affidavit in support of its application for the following orders:-

(1)	An injunction to restrain the Respondent (“JP”) from in any way dealing with:-

(a)	the assets of Whitecoast Investments Limited (“Whitecoast”);

(b)	any assets of the First Defendant, Dame Shirley Porter (“DSP”), as defined in the draft order in the possession, custody or control of JP;

(c)	any monies or other assets paid or transferred to JP by DSP or at DSP’s direction or out of DSP’s assets as defined in the draft order, whether by way of loan or otherwise.

(2)	An injunction preserving all relevant documents as defined in the draft order.

(3)	A disclosure order against JP in relation to DSP’s assets as defined in the draft order.

(4)	An order restricting communication of this Order.

The full terms of the orders sought herein are set out in the draft order to be provided to the Court.

2.	I make this affidavit from facts which are within my own knowledge and are true or from information which I believe to be true and which is derived from the sources or third parties to which I refer below. In particular, I refer below to certain correspondence, namely:-

(1)	Email communications between DSP and JP;

(2)	Email communications between JP and The Classical Alliance Corporation of New York.

These emails or the gist of their contents have recently been the subject of much media attention. They have been discussed on Radio 4’s Today Programme [a transcript of which is at pg. 1-6] and have been the subject of various newspaper articles, including The Times (30 June 2003) [pg. 7]. It would appear, from The Times article, that these emails may have been obtained without the permission of the relevant parties. It would also appear, from The Times article, that there may be some police enquiries underway as to the manner in which these documents were obtained in the first place. For the Council’s part, these documents were made available to the Council both at the BBC and also copies were provided to the Council’s legal team by one of its councillors. I can confirm, however, that the Coüncil was not in any way involved in the activities which the police are presently investigating. The information contained in them raises very serious concerns as to the truthfulness of the affidavit evidence of DSP. It is for this reason that the Council relies upon them in this application.

3.	There is shown to me, marked “JMF4”, a paginated bundle containing true copies of documents that are relevant to the present application and to which I will refer in this affidavit by page number in square brackets.

4.	This application is made as part of the Council’s on-going investigation into DSP’s assets in order to locate those assets and enforce against them its substantial judgment against DSP for some £37 million.

5.	The Council makes this application against the background of significant evidence which suggests, contrary to DSP’s disclosure evidence and in breach of the freezing injunction obtained by the Council on 28 December 2001:-

(1)	An on-going business and financial relationship between JP and his mother, DSP;

(2)	A possible loan of some US$2 million from DSP to JP in or about September 2002. Any such loan, if in fact made, would be in clear breach of DSP’s obligations under the freezing injunction;

(3)	Furthermore, it would now appear clear that JP is in possession of significant information and documentation relating to DSP’s financial affairs. Given DSP’s contemptuous failure to comply with her disclosure obligations, the Council is required to seek information relating to her financial affairs from third parties who have had or are having dealings with DSP. JP is clearly such a party.

6.	The Council does not presently bring any substantive cause of action against JP. Nevertheless, it is quite clear, following TSB Private Bank International

SA v Chabra [1992] 2 ALL ER 245, that this Court has jurisdiction to grant injunctive relief against someone such as JP in circumstances where that relief is required in order to render effective a pre-existing freezing injunction (such as exists against DSP: see below). For the reasons set out below, the Council’s efforts to discover the true location of DSP’s assets appear now, in important respects, to lead to JP and companies with which he is associated. Unless JP is properly restrained, and appropriate disclosure obtained, the judgment granted by this Court in July 2002 in the amount of some £37 million may go unpaid.

7.	In preparing this application and, in particular this affidavit, I have acted in accordance with the Council’s obligation to make full and frank disclosure in respect of this without notice application. I am particularly mindful of the fact that the Respondent may have things to say about the documentation referred to in paragraph 2 above and the circumstances surrounding such documentation, of which I am not aware.

Background

8.	The background to the dispute between the Council and DSP is well known and is set out fully in my First Affidavit sworn on 27 December 2001, to which I refer the Court.

9.	The relevant procedural history may be summarised as follows:-

(1)	On 28 December 2001, Mr Justice Jacob granted a freezing and disclosure order against DSP. The order was maintained at the return date on 18 January 2002.

(2)	By order of Mr Justice Hart dated 31 July 2002, judgment was entered in favour of the Council (“the Judgment”) on the following two bases:-

(a)	in the sum of £36,966,542 inclusive of interest up to 29 July 2002, in relation to the Council’s statutory claim (set out in paragraph 9 of the Amended Particulars of Claim) and

(b)	in the sum of £27,703,826 inclusive of interest up to 29 July 2002 in relation to the Council’s breach of trust claim (set out in paragraphs 3-7 of the Amended Particulars of Claim).

(3)	DSP issued an appeal to the Court of Appeal in respect of the breach of trust claim and the Judge’s finding that the Council could enter judgment upon both of the above bases up to the maximum amount. DSP’s application for an extension of time in which to file her appeal to the Court of Appeal to set aside the Judgment on the breach of trust claim was dismissed by the Court of Appeal on 3 December 2002, because she failed to fulfil any of the conditions imposed by the Court for her to proceed with her appeal out of time.

DSP’s breaches of freezing and disclosure orders

10.	It is now clear that DSP has lied on oath as to her assets and appears to have conducted business activities in direct breach of the freezing injunction. It is clear that she pays little attention to orders of this Court and has therefore left the Council with no choice but to protect its position (and that of the Council’s residents to whom the £37 million is ultimately due) by seeking orders of the type set out in the draft order against third parties such as JP.

11.	On 28 December 2001, Mr Justice Jacob granted a freezing and disclosure order against DSP. Under paragraph 4 of that order, DSP was required to disclose the following:-

“...all her assets whether in or outside England and Wales and whether in her own name or owned beneficially by her and whether solely or jointly owned, giving the value, location and details of all such assets.”

12.	By affidavit dated 14 January 2002, DSP disclosed assets worth approximately £300,000 as set out in “DSP1”. This is in marked contrast to her reputed wealth of some £69 million. In this regard, the Court is referred to paragraphs 22—26 of my First Affidavit. It is now clear that DSP has lied on oath as to her assets.

13.	The Council did not consider that DSP’s disclosure was complete or accurate and a further, wider disclosure order was granted by Mr Justice Lightman on 11 February 2003. Pursuant to this Order, DSP was obliged to disclose all assets falling within the following definition:-

“For the purpose of this Order, DSP’s assets include any asset which she has the power, directly or indirectly, jointly or singularly to dispose of or deal with as if it were her own. DSP is to be regarded as having such power if a third party holds or controls directly or indirectly the asset, whether under a trust, settlement, stiftung, anstalt or other entity which holds and manages any such asset, in accordance with DSP’s direct or indirect instructions or expression of wishes, whether sole or joint with another or others.”

14.	It was at this point that DSP declared her true colours about her attitude to this Court. By letter sent on 18 February 2003 [pg. 8-10] and addressed to the Chief Executive of the Council, DSP declared she had no intention of making any further disclosure and would not take any further part in the conduct of this litigation. The Court is invited to read this letter. It is remarkable in content coming from a former leader of a local authority.

Injunctive relief against JP

15.	As set out below, it is now clear that in her dealings with JP, which the Council has only recently discovered, DSP has been engaged in financial transactions which may well be in breach of the freezing injunction. Unless the Council is able to obtain the injunctive and disclosure relief against JP, there is a real danger that DSP will create a mockery of the orders obtained against her. That is not a situation which on any view ought to be allowed to prevail.

16.	It is believed, for the reasons set out below, that JP is very much involved in a company Whitecoast which has all the hallmarks of being DSP’s alter ego or investment vehicle or at the least a company in which she has a very real financial interest. The Council wishes to restrain JP from taking any steps to deal with the assets of Whitecoast.

17.	Furthermore, there is evidence that JP has received substantial loans from Whitecoast and may have also obtained a more recent substantial loan from DSP (probably through a corporate vehicle). The Council considers that if Whitecoast is the alter ego of DSP, any such loans represent assets of DSP which should be made available for the enforcement of the Judgment. Again, the Court is asked to restrain JP from in any way dealing with any such assets.

18.	An important aspect of the application for injunctive relief against JP is to show his involvement in Whitecoast. As I explain below, there is significant evidence which supports the view that Whitecoast is little more than the investment vehicle through which DSP conducts her business and financial activities. It is clear that JP is heavily involved in Whitecoast. He is authorised to conduct business on its behalf whilst appearing to have borrowed significant sums of money from it. On this basis, JP is not only a fruitful source of information and disclosure as to the present whereabouts of DSP’s assets but he is also likely, through his receipt of loans from Whitecoast, to be in possession of DSP’s assets. It is for this reason that injunctive relief is sought against JP.

DSP, JP and Whitecoast.

19.

20.

21.

(1)

(2)

(3)

22.

23.

24.

25.

(1)

(2)

(3)

(4)

26.	Additional support for the relationship between DSP and Whitecoast can be found in the documents relating to an investment in one of JP’s companies called I-Spire Corporation. I should say that these documents form part of those which have been the subject of the media attention referred to above.:-

(1)	On 20 November 2000, a Koen Boels copied JP into an email headed “Shareholders & bank account” [pg. 25]. Attached to this email was a schedule of shareholders in I-Spire Corporation also dated 20 November 2000 [pg. 26]. Investors numbered 28 are named as “Dame Shirley and Sir Leslie Porter” and are listed as having already paid $750,000 for their shares.

(2)	Attached to a further email from Koen Boels, again copied to JP, is a further list of shareholders dated 21 November 2000, just one day later [pg.27-29]. On this revised list, the investor numbered 28 is now listed as being Whitecoast and investor 29 is Sunset Trading Corpn. When the investments said to have been made by these two companies are added together they amount to $750,000 ($500,000 Whitecoast and $250,000 Sunset Trading Corpn.), being the same sum previously indicated as having already been invested by DSP and SLP. The Council believes that Whitecoast is being used to disguise DSP as an investor in this company.

(3)	This view is further supported by the shareholders list, also dated 21 November 2000, in which DSP’s involvement in these investments is clearly indicated. Indeed, it is clear that the names in the column headed “Existing” indicate the true beneficial investor in the company. I refer the Court to a further email from Koen Boels dated 13 December 2000, again copied to JP [pg. 30-32] in which Koen Boels states that investor number 9, Michael Anghel has “paid and subscribed in the name of his company, Cap Ventures Ltd.” When one looks at the attached shareholder list dated 13 December 2000, investor number 9 is stated to be Cap Ventures Ltd but in the relevant box under the column headed “Existing”, Michael Anghel’s name appears alongside Cap Ventures Ltd in much the same way as DSP’s does alongside Whitecoast. The inference therefore is compelling that Whitecoast is properly to be considered DSP’s alter ego.

(4)	I refer the Court to an article in The Times dated 30 June 2003 in which the following is said:-

“The mystery company Whitecoast Investments is recorded as payment $500,000 in exchange for 534,302 shares [in I-Spire, John Porter’s company]. But if a computer user places a cursor over the words “Whitecoast Investments,” Dame Shirley’s name flashes on to the screen.”

Whilst I am unable to verify this in fact occurs, it adds support to the evidence above that Whitecoast is to be equated with DSP.

27.	In further support of the relationship between DSP and Whitecoast, I am aware of an investment in a US company called The Classical Alliance Inc, made under the name of Whitecoast. This was made conditional upon DSP being given a seat on the board, which is strongly suggestive of DSP’s relationship with Whitecoast. The Court is referred to a letter/email from Mr John Glanville to JP on The Classical Alliance Inc headed-paper dated 15 February 2001 [pg. 33-34] which says:-

“...As discussed, we have an agreement on the terms for an investment by Whitecoast Investments Ltd in The Classical Alliance Inc. Included are the term sheet and pre-money capitalization table that incorporates our agreed price and terms. I have included several items that have been part of the ongoing dialogue for this investment; e.g. a board seat for your mother and the commitment by your family going forward to support The Classical Alliance...

Allow me to be the first to welcome the Porter Family on board!”

28.	Items 5 and 6 on the term sheet attached to this letter/email reveal DSP’s involvement and on-going commitment to this company [pg. 35].

29.	It is to be noted that JP is authorised to sign for and on behalf of Whitecoast and he generally appears to be conducting business on its behalf. The Council maintains that, if it is correct, as the evidence strongly suggests, that Whitecoast is simply the alter ego of DSP, this is something of which JP, through his close involvement in the financial affairs of Whitecoast, would be aware. An injunction preventing JP from dealing with DSP’s assets in Whitecoast is essential to render effective the Council’s enforcement process.

30.	The Court is also referred to two tables headed “Porter Family Loans” which are believed to have been prepared by or for Sarah Hunt [pg.36-37]. These tables show that JP has borrowed heavily from Whitecoast and the tables set out the interest due thereon on 25 June 2001 and 25 December 2001. These interest payments are made to an account at Bank of New York, New York, A/C 890-0361-255 in the name of Credit Suisse Guernsey Limited for further credit to Whitecoast’s account No. 33107.51 at Credit Suisse Guernsey.

31.	The heading of the documents, “Porter Family Loans”, suggests at the very least a Porter family connection with Whitecoast. The Council maintains that, when this is considered alongside the evidence set out above, the relevant connection is clearly with DSP.

32.	In the circumstances, it would appear that JP is in the receipt of significant monies deriving from Whitecoast which is, in the Council’s view, no more than the alter ego of DSP. If JP has such monies, the Council asks the Court to restrain him from dissipating any such monies as these properly represent monies which should be available for the enforcement of the Council’s judgment.

Further loan dealings between DSP and JP

33.	In addition to JP’s receipt of monies from Whitecoast, JP also appears to have requested and may have received substantial additional loan monies from DSP after DSP had become subject to a freezing injunction. The basis for this allegation is in an email from DSP to JP dated 24 September 2002 [pg. 38]. I should say this is one of the emails referred to above which may have been disclosed without permission of either DSP or JP. Given DSP’s clear disclosure obligations, it is a little difficult to see how she can now complain.

The email reads:

“Dear John,

This is a note of our previous conversation. I would appreciate having proper written facts and figures of your affairs and proposals for our meeting this week end. I am very over extended with many topics at this moment and wish to come to a proper fair conclusion. You may not have appreciated what a difference your request for help will make to my own future plans, how much it will curtail my activities. That is the reason I will not decide anything without having proper information...

JOHN

SEP: 3RD

All his property is charged. Only the farm in Vermont is available. Worth about half a million $. He requires 2m$ now to get out of trouble. That will cost me 4m$, has promised to sell Telos which will take about 6-9 months.

He is not liquid. Must stop this self destructive behaviour. I have asked for an account of his holdings and what security he will put up and when he will pay back.”

34.	This email and the note it appears to contain leaves no doubt that DSP has lied to this Court on oath as to her assets. It is unequivocal in saying she has at the very least US$4 million available to help out JP in his business dealings (as opposed to the £300,000 assets she disclosed to this Court just 8 months earlier). It further illustrates her contempt for the freezing injunction obtained by the Council on 28 December 2001. JP, as DSP’s son, can hardly claim ignorance of the existence of this freezing injunction and yet he appears willing to seek, in clear breach of that order, funds for his own business ventures.

35.	It is not presently known whether DSP did in fact make any such loan to JP and, if so, in what amount. The email rather suggests, however, that DSP was going to make the loans albeit somewhat grudgingly. The matter was to be discussed at a meeting the following weekend in Israel, attended by, it is believed, Mr Green, DSP’s close confidant and financial adviser: see DSP’s email to JP dated 25 September 2002 [pg. 39]. To date, the Council is unable to say what occurred at this meeting. The fact that such meetings are taking place shows, however, DSP’s attitude to her obligations under the freezing injunctions.

36.	As part of the injunctive relief sought from the Court, the Council seeks an order freezing any such monies which JP may have obtained by way of loans deriving from DSP’s assets (as defined in the draft order). As JP was or must have been well aware of, any such monies are the assets of DSP against which the Council is entitled to enforce the Judgment.

37.	In the circumstances, the Court is asked to grant the injunctive relief sought in terms of the draft order.

Disclosure

38.	In addition to seeking injunctive relief against JP, the Council seeks an order requiring JP to provide information and disclosure of documentation relating to DSP’s assets. The need to seek this information from JP is clear: DSP has chosen not to comply fully with the orders of this Court to disclose all her assets and therefore the Council is required to seek the necessary disclosure from other parties who are likely to be in a position of knowledge, given their involvement with DSP’s financial affairs.

39.	Given the complexity of the manner in which DSP has sought to disguise the location of her assets, it has been necessary to adopt a broad definition of what constitutes DSP’s assets.

40.	JP is obviously well placed to provide this information and disclosure of documentation:-

(1)	Through his close involvement with Whitecoast, JP should be able to assist on the issue of the relationship of DSP and Whitecoast.

(2)	JP should be able to provide information and documentation about his business dealings with DSP.

(3)	JP is best placed to explain any loans transactions he entered into with DSP.

(4)	JP will be able to assist in relation to identifying those providing financial advice or related assistance to DSP.

Preservation of documents

41.	In order to ensure that no further documents are lost to the Council, the Court is asked to grant a preservation order in relation to all relevant documents as defined in the draft order.

Restriction on communication of the order sought

42.	The Council is also seeking an order preventing the Respondent from discussing this application with other parties (save, of course, for his legal advisers). The reason for seeking this order is that insofar as the Respondent is able to assist with information about, for example, the identity of advisers, the restriction on communication with those advisers will assist the Claimant to gather the relevant information/documentation and consider whether further applications to the Court are required. Without the restriction on communications with others, there is a real danger that documentation in the possession of parties other than the Respondent may be lost for the reasons set out above. This restriction should not cause the Respondent any difficulties given the First Defendant’s stated position that she does not carry on any business and that her assets are limited to the £300,000 worth she has already disclosed. The First Defendant’s stated position that she will take no further part in these proceedings (see above) supports the Council’s concern that instructions might be forthcoming from her to destroy documents or send them out of the jurisdiction of this Court.

Service

43.	The latest information that the Council has as to the domicile of JP is in information obtained from company documents relating to Redbus International plc and I-Spire Corporation. These documents, printed from Companies’ House records on 8 July 2003, provide an address in Belgium: 34 Rue do La Concorde, 1050 Brussels Belgium [pg. 43-50].

44.	On the basis that it is reasonable to assume that JP is domiciled in Belgium, there is of course no need to seek permission to serve out of the jurisdiction.

Undertaking in damages

45.	I appreciate that it is usual for an applicant for injunctive relief to provide a cross-undertaking in damages and, if necessary, the Council is prepared to give such an undertaking. However, in this case, the Court has a discretion not to require such an undertaking as the Council is a public authority exercising a function of law enforcement by recovering monies under the Judgment for the benefit of its council tax payers. The Court did not require such a cross-undertaking in respect of the applications against DSP for freezing and disclosure orders. Accordingly, I would respectfully request the Court similarly not to require such an undertaking as a price for obtaining the relief sought.

Disclosure to the Auditor and the Audit Commission

46.	Consistent with the approach adopted so far in these proceedings, the Council seeks permission to disclose such information and documentation obtained as a result of this order to the Council’s Auditor and Audit Commission who are responsible for monitoring whether the Council is incurring costs properly.

47.	In the circumstances the Court is asked to make the orders sought or such other orders as the Court thinks appropriate.

SWORN at	7 Pilgrim Street,	)	/s/ John Michael Fordham
London EC4V 6LB.		)
this 9th day of July 2003)

Before me	David G. Davies
/s/ David G. Davies

A solicitor authorised to administer Oaths

RE-SWORN at 7 Pilgrim Street		)	/s/ John Michael Fordham
London EC4V 6LB		)
this 10th day of July 2003)

Before me	David G. Davies
/s/ David G. Davies

A solicitor authorised to administer Oaths